HARRIS INSIGHT FUNDS TRUST

                             SERVICE PLAN - A SHARES
                        [adopted pursuant to Rule 12b-1]

         This Service Plan (the "Service Plan") is adopted by Harris Insight Funds Trust, a Massachusetts business trust, (the "Company"), on behalf of the A Shares class of the Harris Insight Equity Fund, Harris Insight Short/Intermediate Bond Fund, Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight International Fund, Harris Insight Emerging Markets Fund, Harris Insight Balanced Fund, Harris Insight Convertible Securities Fund, Harris Insight Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Tax-Exempt Intermediate Bond Fund, Harris Insight Tax-Exempt Bond Fund, and Harris Insight Small-Cap Value Fund (each, a "Fund" and collectively, the "Funds"), each of which is a portfolio of the Company, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

         SECTION 1. COMPENSATION.

         Any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company and of each Fund's A Shares class, written agreements in substantially the form attached hereto or in any other form duly approved by the Board Members of the Company ("Servicing Agreements") with financial institutions such as banks, securities dealers or other industry professionals, such as investment advisers, accountants, and estate planning firms ("Service Organizations"). Such Servicing Agreements shall require the Service Organizations to provide services on behalf of the applicable Fund as set forth therein to their customers who beneficially own A Shares in consideration of fees, computed daily and paid quarterly in the manner set forth in the Servicing Agreements, at an annual rate of up to 0.25% of the average daily net asset value of A Shares held by a Service Organization on behalf of its customers. All expenses incurred by the Company in connection with a Servicing Agreement and the implementation of this Service Plan with respect to a particular class of shares of a Fund shall be borne entirely by the holders of that class of shares of that Fund.

         SECTION 2. PAYMENTS BY THE FUNDS' DISTRIBUTOR, INVESTMENT ADVISER
                    AND/OR PORTFOLIO MANAGEMENT AGENT.

         Pursuant to the Service Plan, the Funds' distributor, investment adviser and/or portfolio management agent may provide payments (i) to Service Organizations for providing the various services described in Servicing Agreements and (ii) for sales, marketing and distribution services and expenses, including the distribution of sales literature and advertising provided by the distributor of Fund shares. Payments made by the Funds' distributor, investment adviser and/or portfolio management agent, respectively, shall be made from their own resources without reimbursement by the Funds.

         SECTION 3. APPROVAL BY SHAREHOLDERS.

         The Service Plan will not take effect with respect to a Fund, and no fee will be payable in accordance with Section 1 of the Service Plan, until the Service Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Fund except as provided in the Rule.

         SECTION 4. APPROVAL BY DIRECTORS.

         Neither the Service Plan nor any related agreements will take effect with respect to a Fund until approved by a majority vote of both (a) the full Board Members of the Company and (b) those Board Members who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Service Plan or in any agreements related to it (the "Independent Board Members"), cast in person at a meeting called for the purpose of voting on the Service Plan and the related agreements.

         SECTION 5. CONTINUANCE OF THE SERVICE PLAN.

         The Service Plan will continue in effect from year to year with respect to a Fund, so long as its continuance is specifically approved annually by vote of the Company's Board Members in the manner described in Section 4 above.

         SECTION 6. TERMINATION.

         The Service Plan may be terminated with respect to a Fund at any time, without penalty, by vote of a majority of the Independent Board Members or by a vote of a majority of the outstanding voting securities of the Fund.

         SECTION 7. AMENDMENTS.

         The Service Plan may not be amended with respect to a Fund to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and all material amendments to the Service Plan must also be approved by the Company's Board Members in the manner described in
Section 4 above.

         SECTION 8. SELECTION OF CERTAIN BOARD MEMBERS.

         While the Service Plan is in effect, the selection and nomination of the Company's Board Members who are not interested persons of the Company will be committed to the discretion of the Board Members then in office who are not interested persons of the Company.

         SECTION 9. WRITTEN REPORTS.

         In each year during which the Service Plan remains in effect with respect to a Fund, the Company's administrator or co-administrator will prepare and furnish to the Company's Board Members, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under the Service Plan relating to the Fund and the purposes for which those expenditures were made.

         SECTION 10. PRESERVATION OF MATERIALS.

         The Company will preserve copies of the Service Plan, any agreement relating to the Service Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Service Plan, agreement or report.

         SECTION 11. MEANINGS OF CERTAIN TERMS.

         As used in the Service Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.










Dated:  April ___, 1999